Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
SEI Institutional Managed Trust:

We consent to the use of our report dated November 27, 2006, with respect to the financial statements of the Large Cap Diversified Alpha Fund, Tax-Managed Large Cap Fund, Large Cap Value Fund, Large Cap Growth Fund, Tax-Managed Small Cap Fund, Small Cap Value Fund, Small Cap Growth Fund, Mid-Cap Fund, U.S. Managed Volatility Fund, Global Managed Volatility Fund, Real Estate Fund, Enhanced Income Fund, Core Fixed Income Fund, and High Yield Bond Fund, fourteen of the funds constituting SEI Institutional Managed Trust (collectively, the “Funds”), as of September 30, 2006, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectuses and in the introduction to, and under the heading “Experts” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 26, 2007